UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: January 20, 2017
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Ford Motor Company adopted the mark-to-market method of accounting for pension and other postretirement employee benefits (OPEB) on December 31, 2015. Under this method, we recognize pension and OPEB remeasurement gains and losses in income in the year incurred (generally in the fourth quarter) rather than amortizing them over many years. The remeasurement gain or loss is recognized centrally each year instead of in our automotive business units and is reported as a special item since it is not reflective of the underlying operating results of our automotive business.

For the year ended December 31, 2016, we expect to record a pre-tax remeasurement loss of approximately $3.0 billion related to our pension plans and OPEB plans. Of this total, $0.9 billion is associated with pension plans in the United States, $1.9 billion with pension plans outside the United States, and $0.2 billion with OPEB plans globally. The remeasurement loss is largely driven by lower discount rates compared with year-end 2015, offset partially by asset gains in excess of our assumptions. Because the remeasurement loss is a special item, it will not impact our total Company adjusted pre-tax profit or adjusted earnings per share. Full-year results will be announced on January 26, 2017; we continue to expect to meet our guidance of about $10.2 billion for total Company adjusted pre-tax profit in 2016.

On an after-tax basis, the remeasurement loss will reduce our full-year net income by about $2.0 billion in 2016.

Including the impact of this remeasurement loss, we expect our underfunded status at year-end 2016 for our pension plans and OPEB plans to be about $8.9 billion and $5.9 billion, respectively. At year-end 2015, the underfunded status of our pension plans and OPEB plans was $8.2 billion and $5.7 billion, respectively. The change to the underfunded status of our pension plans primarily reflects the effect of lower discount rates, particularly in Europe where our pension plans are less funded and de-risked compared with our pension plans in the United States, and the change to the underfunded status of our OPEB plans primarily reflects the effect of lower discount rates on our unfunded OPEB plans globally.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: January 20, 2017	By:	/s/ Corey M. MacGillivray
Corey M. MacGillivray
Assistant Secretary